Exhibit 4.24

COMMERCIAL CONSULTING SERVICES AGREEMENT

between

Höegh LNG Jamaica Ltd.

and

Höegh LNG AS

TABLE OF CONTENTS

1	BACKGROUND	3
2	APPOINTMENT OF THE CONSULTANT	3
3	COMMERCIAL CONSULTANCY SERVICES	3
4	COMMERCIAL ADMINISTRATIVE SERVICES	4
5	PROJECT EXECUTION SERVICES	5
6	COMMERCIAL OPERATIONS SERVICES	6
7	OTHER SERVICES SPECIFICALLY AUTHORISED	6
8	THE CONSULTANTS’ SUB-CONTRACTING	7
9	OWNERSHIP	7
10	RESPONSIBILITIES	7
11	ACCOUNTING	8
12	AUDITING	8
13	CONSULTANCY FEE	8
14	SUSPENSION OF CONSULTANTS’ PERFORMANCES UNDER THE AGREEMENT	9
15	DURATION AND TERMINATION OF THE AGREEMENT	9
16	LAW AND ARBITRATION	9
17	NOTICES	10

* * *

COMMERCIAL CONSULTING SERVICES AGREEMENT

This agreement (the “Agreement”) is entered into with effect from 12 October 2021 between:

(1)	Höegh LNG Jamaica Ltd., company registration no. 110486, 48 Duke Street, Kingston, Jamaica, W.I. (“LJAM”), and
(2)	Höegh LNG AS, company registration no. 989 837 877, Drammensveien 134, 0277 Oslo, Norway (“Consultant”).

IT IS HEREBY AGREED as follows:

1	BACKGROUND

Both LJAM and the Consultant are companies in the Höegh LNG Group, with ultimate owner Höegh LNG Holdings Ltd. and are subject to the prevailing Decision Guides and Manuals of the Höegh LNG Group. The Höegh LNG Group has a fleet consisting of Liquefied Natural Gas (LNG) carriers and Floating Storage and Regasification Units (FSRUs).

LJAM will enter into a Novation Agreement between Höegh LNG Partners Operating LP (“HMOP”) and NFE (“NFE”) following which the LJAM will provide the FSRU Services under the FSRU Operations and Services Agreement with NFE as customer dated 23 September 2021 (the “OSA”), and subsequently novated to LJAM.

LJAM wish to use the consultancy services of the Consultant as described herein and the Consultant is willing to perform the services under this Agreement.

2	APPOINTMENT OF THE CONSULTANT
(a)	With effect from 12 October 2021, the Consultant will act as Consultant for LJAM. LJAM hereby confirms the appointment of the Consultant and the Consultant hereby agrees to act as Consultant for LJAM.
(b)

The Consultant undertakes to use its best endeavors to provide the commercial services specified herein to LJAM in accordance with sound business practice and to protect and promote the interests of LJAM in all matters relating to the provision of services hereunder.

(c)

In the exercise of its duties hereunder, the Consultant, to the extent practicable and subject to sound business practices, shall act in accordance with the policies and instructions that from time to time shall be communicated to it by LJAM, and the Consultant shall at all times serve LJAM faithfully and diligently.

3	COMMERCIAL CONSULTANCY SERVICES

Subject to the terms and conditions herein provided, and to the degree that LJAM has not already established the required capacities locally, during the term of this Agreement, the Consultant shall carry out, as representative for and on behalf of LJAM, those of the following functions (or support in relation to such functions) as LJAM shall instruct the Consultant to provide from time to time:

a)	Commercial Administrative Services (see Clause 4);

b)	Project Execution Services (see Clause 5); and
c)	Commercial Operations Services (See Clause 6).

Jointly referred to as the “Services”. The majority of the Services are expected to be provided from outside of Jamaica from the Consultant’s offices.

4	COMMERCIAL ADMINISTRATIVE SERVICES

The Consultant shall provide Commercial Administrative Services to LJAM, which includes, but is not limited to, the following functions:

(a)

The provision of the requirements and qualifications that should be met by the individual that is to be appointed as general manager (and/or managing director or similar position) and other positions of LJAM.

(b)	Assistance in the recruitment of the officers mentioned above.
(c)

Support and advise to LJAM’s general manager and/or LJAM employees or subcontrators in connection with the day-to-day running of the business of LJAM, and to represent LJAM in such matters where the Consultant is authorized to act on behalf of LJAM.

(d)

Support and advise to LJAM’s general manager and/or LJAM employees or subcontrators in connection with financial matters of LJAM, including but not limited to assistance in the opening and closing of bank accounts outside of Jamaica and to provide cash management and fund management services.

The cash management and fund management shall also include the arrangement of the entry into currency exchange agreements, interest hedging agreements, financial swap agreements, and other agreements in respect of futures and derivative instruments, always subject to the authorization of the Board of Directors of LJAM in any case or in accordance with the applicable Decision Guides and Manuals of the Höegh LNG Group.

All moneys collected by the Consultant under the terms of this Agreement and any interest thereon shall be held to the credit of LJAM in a separate bank account. All expenses incurred by the Consultant under the terms of this Agreement on behalf of LJAM, shall be payable by LJAM to the Consultant on demand.

(e)

As part of the services described in Clause d) above, the Consultant shall negotiate Loan Agreements on behalf of LJAM and LJAM shall with the prior approval of the Board of Directors of LJAM, be authorized to enter into Loan Agreements for and on behalf of LJAM.

Guarantees and other financial commitments can only be given and entered into with the prior approval of the Board of Directors of LJAM.

(f)

Assistance with the preparation of such budgets and financial statements as LJAM may instruct, including long- and short-term budgets, long term financial forecasts, status reports and projections, statutory annual reports and quarterly reports including a statement of income and balance sheet for the relevant period, all as instructed by the Board of Directors of LJAM from time to time.

(g)	The provision of the controller functions in respect of the financial matters of LJAM.
(h)

The Consultant shall handle and settle minor claims by third parties arising out of the Services provided under this Agreement and keep LJAM informed regarding any incident of which the Consultant becomes aware, and which gives or may give rise to claims or disputes involving third parties. The Consultant shall, as instructed by LJAM, bring or defend actions, suits and proceedings in connection with matters entrusted to the Consultant according to this Agreement.

(i)	Provide short-term funding and payment services on behalf of LJAM until the necessary bank accounts and procedures are in place.
(j)	Coordination of secretarial and corporate administrative services, including assisting the Company Secretary in performing these services.
(k)	All such commercial administrative matters on which LJAM may from time to time require a specific advice.
5	PROJECT EXECUTION SERVICES

Upon request from LJAM, the Consultant shall provide Project Execution Services related to the NFE Project to LJAM as LJAM may direct. Project Execution Services will include but is not limited to monthly meetings with NFE (the “Customer”) and developing/agreeing various contractual documents and procedures prior to start-up (the “Project”) under the OSA. The Consultant shall have the following powers and duties with respect to the NFE Project:

(a)	to use its reasonable endeavors to ensure that the Customer and LJAM observe and perform all its obligations under the OSA;
(b)	to advise LJAM with respect to the performance of its obligations under the OSA and if LJAM instructs, to perform obligations on LJAM’s behalf in accordance with LJAM’s instructions;
(c)

to notify LJAM promptly of any events or circumstances which may materially affect the rights or obligations of the parties to the OSA, including any change in the amounts payable under the OSA, delays, variations in the work performed under the OSA, changes in any applicable law, events of force majeure, any breach of the OSA, any dispute or potential dispute arising under the OSA, and any actual or threatened claim arising under the NFE Project;

(d)	to review and approve drawings, to the extent required by the OSA;
(e)	to inspect the works performed under the OSA, and the site where works are being performed, in accordance with the OSA;
(f)

to advise LJAM promptly of any defect (whether of quality, soundness, materials, workmanship, construction or design or otherwise) in the Customer’s performance that comes to the notice of the Consultant;

(g)

to advise LJAM in relation to any variations to the scope of the OSA, or change in the schedule for the performance by LJAM, under the OSA, it considers necessary or appropriate, or which are required in accordance with the OSA, including advise on the affect of such variation or change schedule;

(h)

to advise LJAM with respect to any dispute (or potential dispute) in respect of the OSA, including advice on the merits of any claims made in connection with the dispute and the recommended course of action;

(i)	to advise LJAM with respect to any claim by the Customer for force majeure, including advise on the merits of such a claim and recommended course of action;
(j)	to advise LJAM on the exercise of its rights under the OSA, and the availability to LJAM of any claims against the Customer or other parties in respect of the OSA; and
(k)	to provide LJAM with all such information and supporting documentation as may reasonably be required by LJAM.
(l)	to provide short-term funding and payment services on behalf of LJAM until the necessary bank accounts and procedures are in place.
6	COMMERCIAL OPERATIONS SERVICES

The Consultant shall provide commercial operations services which include, but are not limited to:

(a)	Arrangement of the provision of bunker fuel of the quality as required for the trade of Höegh Gallant, IMO No. 9653678 (the “Vessel”);
(b)

Operational support for the Vessel as required by LJAM, which includes but is not limited to; ship to ship operations support, the provision of compatibility/interface studies, Vessel approvals and vetting processes, voyage/performance estimates, accounts and calculations;

(c)	Monitoring and reporting of operational KPIs as instructed by LJAM;
(d)	Provide LJAM with all such operational information and supporting documentation as may reasonably be required by LJAM;
(e)	Provide the owner with the required access to the IT Platform Systems of the Höegh LNG Group; and
(f)	All such other commercial services reasonably requested or required by LJAM.
7	OTHER SERVICES SPECIFICALLY AUTHORISED
(a)

The Consultant, or the person whom it may appoint, shall be authorized for and on behalf of LJAM to negotiate, approve, enter into, execute (under hand or under the Common Seal of LJAM and to affirm the use of such Common Seal) and deliver all such agreements, documents, certificates or instruments which may be required pursuant to or in connection with the performance of its Services hereunder;

(b)

The Consultant may take such other action for and on behalf of LJAM, in addition to the powers conferred upon it by this Agreement, as shall be authorized from time to time by a resolution of the Board of Directors of LJAM.

8	THE CONSULTANTS’ SUB-CONTRACTING

The Consultant shall not have the right to sub-contract any of the obligations or rights hereunder to a third party without the prior written consent of LJAM, except to the Consultant’s associated companies.

9	OWNERSHIP

The ownership to assets, including but not limited to documents of any nature, know-how, intellectual property and any other tangible or intangible assets, rights or privileges (the “IPR”), which are acquired or developed by the Consultant related to the Consultant’s Services provided to LJAM shall solely lie with LJAM. The Consultant shall not acquire any ownership or title to such IPR.

10	RESPONSIBILITIES
(a)	Neither LJAM nor the Consultant shall be liable for any failure to perform any of their obligations hereunder by reason of any cause whatsoever by any nature and kind beyond their reasonable control.
(b)

Without prejudice to Clause 10 (a), the Consultant shall not be liable whatsoever to LJAM for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect and howsoever arising in the course of performance of the Services under this Agreement, unless such liability is proven to result solely from the negligence, gross negligence or willful default of the Consultant or their employees or agents or sub-contractors employed by them in connection with the Services under this Agreement in which case the Consultant’s liability for each incident or series of incident that gives rise to a claim or claims, shall never exceed a total amount of NOK 500,000.

(c)

Except to the extent and solely for the amount that the Consultant will be liable as set out in Clause 10 (b), LJAM hereby undertakes to keep the Consultant and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands and liabilities whatsoever or howsoever arising, which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Services under this Agreement, and against and in respect of all costs, losses, damages and expenses, including legal costs and expenses on a full indemnity basis, which the Consultant may suffer or incur (either directly or indirectly) in the course of the performance of the Services under this Agreement.

(d)

It is hereby expressly agreed that no employee or agent of the Consultant (including every sub-contractor from time to time employed by the Consultant) shall in any circumstances whatsoever be under any liability whatsoever to LJAM for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 10, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Consultant or to which the Consultant are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Consultant acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 10, the Consultant are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be his servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

11	ACCOUNTING

The Consultant shall:

(a)	Establish an accounting system, which meets the requirements of LJAM and provide regular accounting services, supply regular reports and records in accordance therewith;
(b)	Maintain the records of all costs and expenditures incurred hereunder as well as any data necessary or proper for the settlement of accounts between the parties.

Consultant shall ensure that the accounts of LJAM are prepared and maintained in accordance with applicable legislation and regulations.

The Consultant shall also prepare and deliver to LJAM’s registered office quarterly Management accounts in respect of LJAM to be supplied within 30 days of the end of each financial quarter.

12	AUDITING

The Consultant shall at all times maintain and keep true and correct accounts of LJAM and shall make the same available for inspection and auditing by LJAM or its appointed auditor at such time as LJAM may determine.

13	CONSULTANCY FEE
(a)

LJAM shall pay to the Consultant for its services as Consultant under this Agreement a monthly fee (the “Consultancy Fee”) in USD. Such fee shall be calculated by the time spent on each of the Services rendered, computed at pre-established hourly rates for the individuals effectively performing the services.  Such hourly rates shall include an overhead to cover costs such as office accommodation, IT solutions, stationery etc.

(b)	LJAM shall reimburse the Consultant for its postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Consultant in pursuance of the Services.
(c)	The Consultant shall add a 3% service fee on all invoiced amounts excluding Clause 13 (d).
(d)	Services rendered under Clause 5 (l) and Clause 4 (i) shall be reimbursed at cost, excluding mark-up.
(e)

The Consultant shall not be liable for exchange rate risk where services rendered are in a different currency then USD. Thus, any material exchange rate differences shall be settled between the parties on a semi-annual basis.

(f)

In the event of the appointment of the Consultant being terminated by LJAM or the Consultant in accordance with the provisions of Clause 15 (Duration and Termination of the Agreement) other than by reason of default by the Consultant, the Consultancy Fee payable to the Consultant according to the provisions of Clause 13 (a), shall continue to be payable for a further period of 6 – six – calendar months.

All discounts and commissions obtained by the Consultant in the course of the performance of the Services shall be credited to LJAM.

14	SUSPENSION OF CONSULTANTS’ PERFORMANCES UNDER THE AGREEMENT

The Consultant shall be entitled to suspend performances under this Agreement by notice in writing if any moneys payable by LJAM under the Agreement, shall not have been received in the Consultant’s nominated account within 7 days of payment having been requested in writing by the Consultant.

15	DURATION AND TERMINATION OF THE AGREEMENT
(a)

This Agreement shall come into effect on the date stated in Clause 2 (a) (Appointment of the Consultant) and shall continue for the duration of the OSA. Thereafter it shall continue until terminated by either party giving to the other notice in writing, in which case the Agreement shall terminate upon the expiration of a period of six months from the date upon which such notice was given.

(b)

The Consultant shall be entitled to terminate the Agreement by notice in writing if any moneys payable by LJAM under this Management Agreement, shall not have been received in the Consultant’s nominated account within ten days of payment having been requested in writing by the Consultant.

(c)

The Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(d)	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.
(e)

Upon termination of this Agreement the Consultant shall transfer and deliver to LJAM all assets, including but not limited to documents of any nature, know-how, intellectual property and any other tangible or intangible assets, rights or privileges that is the property of the LJAM, ref. Clause 9 (Ownership) above.

16	LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 16.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. On the receipt by one party of the nomination in writing of the other parties’ arbitrator, that party shall appoint their arbitrator within 14 days, failing which the decision of the single arbitrator appointed shall apply. Two arbitrators properly appointed shall appoint a third arbitrator who shall be the chairman of the Arbitration Panel. The parties agree that no Party shall appeal to the court on a question of law arising out of an award made in the proceedings.

The arbitration hearings, any submissions to the court and the award or ruling passed by the court shall be treated as confidential.

17	NOTICES

All notices, requests, demands and other communications given or made in accordance with the provisions of the Agreement, shall be in writing and shall be given either by registered or recorded mail or by fax and shall be deemed to have been given when actually received.

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Signature Page to Follow

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

Höegh LNG AS	Höegh LNG Jamaica Ltd.

/s/ Thor Jorden Guttormsen	/s/ Eduardo Polo
Name: Thor Jorgen Guttormsen	Name: Eduardo Polo
Title: General Manager	Title: Director
Date: 14 March 2022	Date: March 14th, 2022